                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

            This Executive Employment Agreement, dated for reference as of February 17, 2003, is by and between SulphCo, Inc., a Nevada corporation (the "Company"), and Kirk S. Schumacher (the "Executive").

            WHEREAS, the Company believes it to be to its advantage to employ the Executive to render services to the Company; and

            WHEREAS, the Executive desires to accept employment with the Company in a senior executive capacity;

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

            1. Employment. The Company hereby agrees to employ the Executive as its President, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

            2. Term. The period of employment of the Executive by the Company under this Agreement (the "Employment Period") shall commence as of February 17, 2003, and shall continue through February 17, 2008 and shall thereafter be extended from year to year unless and until either party shall have given not less than one years prior written notice of the ending of the Employment Period. The Employment Period may be sooner terminated by either party in accordance with Section 11 of this Agreement.

            3. Executive Position and Duties. During the Employment Period, the Executive shall report solely and directly to the Company's Chief Executive Officer and/or the Board of Directors. The Executive shall have those powers and duties normally associated with a position immediately junior to the chief executive officer of entities comparable to the Company and shall have such other powers and duties as may be prescribed by the Company. The Executive shall devote substantially all of his working time, attention and energy during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company, except that he may serve on the boards of directors of other businesses, trade associations and charitable organizations, engage in charitable activities and community affairs and manage his personal investments and affairs, including providing corporate domestication service arrangements provided through, and management of, two family businesses, as long as these activities present no conflict of interest and do not materially interfere with the performance of his duties under this Agreement. The principal place of employment of the Executive shall be within Washoe County, Nevada, provided the Company may relocate the Executive if such relocation is for less than one year and is due to a change in control of the Company.

            4. Member of the Board. The Board of Directors shall nominate and appoint the Executive as a director of the Company. Thereafter, during the Employment Period, the Board of Directors shall designate and nominate the Executive as a director of the Company and, if elected by the stockholders of the Company, the Executive shall perform the duties of a member of the Board of Directors on conditions equivalent to other management directors. The Company shall indemnify the Executive for his service as a director and as an officer to the maximum extent permissible under law and shall provide liability insurance coverage in amounts and on terms reasonably acceptable to the Executive.

            5. Compensation.

            5.1 Signing Bonus. On the Benefit Start Date (defined below), the Executive shall be paid the sum of $100,000.

            5.2 Base Salary. Commencing immediately and thereafter during the Employment Period, the Company shall pay the Executive a base salary at the rate of not less than $300,000 per year ("Base Salary"). The Executive's Base Salary shall be paid in approximately equal installments bi-weekly in accordance with the Company's customary payroll practices. The Board of Directors of the Company, or the appropriate committee thereof, shall review the Executive's Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If the Executive's Base Salary is increased by the Company, the Base Salary as increased shall then constitute the Base Salary for all purposes of this Agreement.

            5.3 Incentive Compensation. As additional compensation to provide incentives for the Executive to extend efforts which will assist in creating and increasing the profits of the Company, the Executive shall be eligible to receive incentive compensation ("Incentive Compensation") based on achieving individual and organizational performance objectives in accordance with the terms and conditions of the Company's management compensation plan. The Company's management compensation plan shall be implemented no later than the beginning of calendar year 2004.

            6. Stock Options.

            6.1 Initial Grant. The Company grants to the Employee fully vested options (the "Options") to purchase 1,000,000 shares (the "Shares") of the Company's common stock at a price of $.55 per share, which the Company and the Executive acknowledge is the last reported trading price of the Company's common stock on February 14, 2003 and is the fair market value of the Shares on the date of this Agreement. The option for the Shares shall expire on February 14, 2006. Upon the Executive's request, the Company will agree to register the Shares on a Form S-8 registration statement and shall keep the registration statement in effect.

            6.2 Subsequent Grants. Subsequent grants of regular stock options may be made subject to the Company's standard practice and policy in making such grants. Subsequent stock option grants will be made in amounts comparable to other senior executive officers and will be subject to not less favorable vesting and exercise provisions than those granted to other senior executive officers, provided that initial grants of greater amounts of stock options may be made to new executive hires.

            7. Vacation and Time Off. The Executive shall be entitled to four weeks of paid vacation per year. In addition to vacation, the Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company are entitled under the Company's policies then in effect. The parties acknowledge that, due to his current employment status, the Executive will require a period of time in order effectively commence full-time service to the Company. The parties agree that the Employee's salary and benefits will not commence until the Employee notifies the Company that he is in the position to provide full-time services and that all conditions subsequent have been satisfied or waived (the "Benefit Start Date").

            8. Business Expenses and Services. The Company shall promptly reimburse the Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures then in effect. All air travel shall be by means of private aircraft or commercial carrier with first class seating and all travel accommodations shall be at least Mobil four star quality. During the Employment Period, the Company shall furnish the Executive with office space in Washoe County, Nevada, a personal secretarial staff member and such other facilities and services no less favorable than those provided to other senior executive officers of the Company, including use of a laptop computer and cellular telephone.

            9. Welfare, Pension and Benefit Plans. Commencing on the Benefit Start Date and thereafter during the Employment Period, the Executive (and his spouse and dependents) shall be entitled to participate in and be covered under all the welfare benefit plans or programs then maintained by the Company for the benefit of its senior executives including, without limitation, all medical, hospitalization and dental insurance plans and programs. If dependents are not covered under the medical, hospitalization and/or dental insurance plans, the Company shall reimburse the Executive for the additional cost of such coverage provided through the insurance plans sponsored by the employer of spouse of the Executive. The Company shall at all times provide to the Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) the same type and levels of participation and benefits as are then being provided to other senior executives (and their spouses and dependents as applicable). During the Employment Period, the Executive shall be eligible to participate in all pension, retirement, cafeteria, savings and other employee benefit plans and programs then maintained by the Company for the benefit of its senior executives.

            10. Insurance.

            10.1 Life Insurance. Commencing calendar year 2004, the Company shall reimburse the Executive for the cost of his term life insurance policy with a death benefit of $1,000,000 payable to the beneficiaries chosen by the Executive.

            10.2 Long-Term Disability Insurance. The Company shall use reasonable commercial efforts to obtain to provide the Executive with long-term disability insurance, own occupation, to the extent necessary to replace three-quarters of the Executive's Base Salary. Such long-term disability insurance shall be provided under a policy selected by the Executive offered on a generally available basis by a top-rated national insurance carrier, which policy shall be reasonably acceptable to the Board of Directors. The Company shall pay the cost of all premiums associated with such disability insurance. If any such insurance imposes a waiting period prior to the commencement of benefit payments, the Company will continue to pay the Executive's Base Salary for up to six (6) months during such waiting period.

            11. Termination. The Executive's employment under this Agreement may be terminated during the Employment Period under any one of the following circumstances.

            11.1 Death. The Executive's employment under this Agreement shall terminate upon his death.

            11.2 Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties under this Agreement for an entire period of six
(6) consecutive months, the Company shall have the right to terminate the Executive's employment under this Agreement for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

            11.3 For Good Cause. The Company shall have the right to terminate the Executive's employment for Good Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Good Cause" to terminate the Executive's employment upon the Executive's:

                        (i) final conviction of or plea of guilty or no contest to a felony involving moral turpitude; or

                        (ii) willful misconduct that is materially and demonstrably injurious economically to the Company.

            For purposes of this Section 11.3, no misconduct by the Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the misconduct was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company ("Affiliates"). Good Cause shall not exist under paragraph (ii) unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by three-quarters of the full Board of Directors (excluding the Executive) at a meeting of the Board of Directors called and held for such purpose (after reasonable (but in no event less than twenty (20) days) notice to the Executive and an opportunity for the Executive to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, the Executive was guilty of the conduct set forth in paragraph (ii) and specifying the particulars thereof in detail. This Section 11.3 shall not prevent the Executive from challenging in any arbitration or court of competent jurisdiction the Board of Director's determination that Good Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board of Director's determination. In the event of a termination of employment for Good Cause, the Executive shall not be entitled to any severance payments or other benefits except a provided in
Section 12.2 below.

            11.4 Without Good Cause. The Company shall have the right to terminate the Executive's employment under this Agreement without Good Cause by providing the Executive with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. Upon any termination without Good Cause, the Executive shall be entitled to the severance payments and other termination benefits set forth in Section 12.1.

            11.5 For Good Reason. The Executive may terminate his employment for "Good Reason" within ninety (90) days after the Executive has actual knowledge of the occurrence, without the written consent of the Executive, of one of the following events:

                        (i) any change in the duties or responsibilities of the
            Executive that is inconsistent in any material and adverse respect with the Executive's position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities);

                        (ii) the relocation of the Company's principal executive
            offices outside of Washoe County, Nevada, unless such relocation is less than one year and due to a change in control of the Company;

                        (iii) the failure of the Company to continue in effect
            any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which the Executive is then participating, or the taking of any action by the Company or any Affiliate which would adversely affect the Executive's participation in or reduce the Executive's benefits under any such plan, unless the Executive is permitted to participate in other plans providing the Executive with substantially equivalent benefits;

                        (iv) any purported termination of the Executive's
            employment for Good Cause which is not affected pursuant to the procedures of Section 11.3;

                        (v) the Company's failure to provide in all material
            respects the indemnifications and liability insurance as set forth in Section 4 of this Agreement; or

                        (vi) any other breach of a material provision of this
            Agreement by the Company.

            In the event the Executive terminates employment for Good Reason, the Executive shall be entitled to the severance payments and other termination benefits set forth in Section 12.1.

            11.6 Without Good Reason. The Executive shall have the right to terminate his employment under this Agreement without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of a termination of employment for Good Cause, the Executive shall not be entitled to any severance payments or other termination benefits except as provided in Section 12.2 below.

            12. Severance Payments and Benefits upon Termination.

            12.1 Termination by Company without Good Cause or by the Executive for Good Reason. If the Executive's employment is terminated by the Company without Good Cause or by the Executive for Good Reason:

                        (i) within five days following such termination, the
            Company shall pay to the Executive (A) his Base Salary and any Incentive Compensation earned and/or accrued, but unpaid through the date of termination, as soon as practicable following the date of termination, (B) any accrued vacation pay; and (C) a lump-sum cash payment equal to two times the sum of the Executive's Base Salary and highest Incentive Compensation paid to the Executive in the three-year period immediately preceding the date of termination; and

                        (ii) the Company shall maintain in full force and
            effect, for the continued benefit of the Executive, his spouse and his dependents for a period of two years following the date of termination the medical, hospitalization, and dental programs in which the Executive, his spouse and his dependents were participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by the Executive for such benefits) as existed immediately prior to the date of termination; PROVIDED, THAT, if the Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide the Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued

            Benefits"), FURTHER PROVIDED, THAT, such Continued Benefits shall terminate on the date or dates the Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); and

                        (iii) the Company shall reimburse the Executive pursuant
            to Section 8 for reasonable expenses incurred, but not paid, prior to termination of employment; and

                        (iv) the Executive shall be entitled to any other
            rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company; and

                        (v) with respect to any stock option, stock appreciation
            right, restricted stock or similar agreements between the Company and the Executive, and notwithstanding any provision therein to the contrary, such agreements shall be deemed to be amended such that the Executive shall vest, as of the date of termination, in all rights under such agreements (e.g., stock options that would otherwise vest after the date of termination) and, in the case of stock options, stock appreciation rights or similar awards, the Executive shall be permitted to exercise any and all such rights (regardless of any termination of employment restrictions therein contained).

            12.2 Termination by Company for Good Cause or by the Executive without Good Reason. If the Executive's employment is terminated by the Company with Good Cause or by the Executive without Good Reason:

                        (i) within five days following termination of
            employment, the Company shall pay the Executive his Base Salary, any Incentive Compensation and his accrued vacation pay through the date of termination; and

                        (ii) the Company shall reimburse the Executive pursuant
            to Section 8 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                        (iii) the Executive shall be entitled to any other
            rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company.

            13. Mitigation. The Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

            14. Restrictive Covenants.

            14.1 Non-Solicitation. The Executive agrees that, after his termination of employment and through the first anniversary thereof, the Executive shall not directly or indirectly induce any employee of the Company to terminate such employment or to become employed by any other company whose business is competitive to that of the Company.

            14.2 Non-Competition. The Executive agrees that, after his termination of employment and through the first anniversary thereof, he shall not be employed by or perform activities on behalf of, or have an ownership interest in, any person, firm, corporation or other entity, or in connection with any business enterprise, that is competitive with the business of the Company.

            14.3 Remedies. The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in this Section 14 may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief.

            15. Legal Fees; Arbitration. Except as provided for in Section 14.3 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Reno, Nevada in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The Company shall pay all expenses relating to such arbitration, including, but not limited to, the Executive's legal fees and expenses, regardless of outcome, unless the arbitrator determines that the Executive has acted in bad faith.

            16. Successors; Binding Agreement.

            16.1 Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            16.2 Executive's Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, this Agreement and all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive's interests under this Agreement. The Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If the Executive should die following his date of termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

            17. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its registered office in Nevada and to the Executive at his residential address last advised to the Company.

            18. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a continuing waiver of the same provision or a waiver of any other provision. The respective rights and obligations of the parties under this Agreement shall survive the Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to its conflicts of law principles.

            19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            21. Entire Agreement. Except as otherwise specifically provided herein, this Agreement sets forth the entire agreement of the parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

            22. Withholdings. All payments under this Agreement, including the signing bonus, shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

            23. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

            24. Independent Counsel. The Company acknowledges that it has had the full opportunity to consult with counsel of its choice concerning this Agreement.

            25. Conditions Subsequent to Effectiveness. This Agreement shall be rendered null and void, with each party being restored to status quo ante, in the event that either of the following conditions is not satisfied:

            (i) Approval of Board of Directors. The Board of Directors must approve this Agreement before February 18, 2003; or

            (ii) Receipt of Loan Proceeds or Royalties. Unless waived by the Executive, the Company must receive loan proceeds in excess of $25,000,000, or advance royalties in excess of $10,000,000, before March 18, 2003.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:    SULPHCO, INC.

                                                  By  /S/  RUDOLF GUNNERMAN
                                                      ---------------------
                                                      Dr. Rudolf Gunnerman,
                                                      Chief Executive Officer

Executive:                                        /S/  KIRK S. SCHUMACHER
                                                  -----------------------
                                                  Kirk S. Schumacher